UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2005

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

A Restatement of Our Historical Financial Statements is Highly Likely

As previously disclosed, our Board of Directors has established a Special Committee consisting of disinterested members of the Audit Committee to conduct an internal investigation relating to past stock option grants. Also as previously disclosed, the Special Committee has reached a preliminary conclusion that the actual date of determination for certain past stock option grants differed from the stated grant date for such awards, which would result in additional charges to our stock-based compensation expenses. The Special Committee is continuing its investigation, and has not yet determined the exact magnitude of the additional expenses to be incurred or the specific periods to be affected. Based on the Special Committee’s preliminary determination, we believe, but have not yet concluded that (i) such charges are highly likely to be material and (ii) it is highly likely that we will need to restate our historical financial statements. To the extent a restatement is required it would result in the accompanying financial information as presented not being stated in accordance with Generally Accepted Accounting Principles. Based on the definition of “material weakness” in the Public Company Accounting Oversight Board’s Auditing Standard No. 2, a restatement of financial statements in prior filings with the Securities and Exchange Commission is a strong indicator of the existence of a “material weakness” in the design or operation of internal control over financial reporting. Accordingly, if a restatement is required, we may need to conclude that we did not maintain effective controls over the selection of accounting policies and that a material weakness may exist in our internal control over financial reporting. As previously disclosed, we have delayed the filing of our quarterly report on Form 10-Q for the quarter ended June 30, 2005 until (1) the Special Committee has reported the results of its investigation to our Board of Directors, (2) we have reached a final conclusion as to the need to restate our historical financial statements, and (3) all necessary restatements relating to periods covered by our Annual Report on Form 10-K for the year ended December 31, 2004 have been made. We are unable to determine at this time when the Special Committee will report on its investigation to our Board of Directors.

As disclosed in our August 12, 2005 press release, we are filing this Current Report on Form 8-K to furnish information relating to Mercury’s second quarter financial results. The disclosure in this Current Report is not a substitute for our quarterly report on Form 10-Q and the information provided should be considered in light of the foregoing disclosure regarding the highly likely restatement of our historical financial statements. We intend to complete any required restatement and to file our Form 10-Q for the second quarter as soon as practicable following the Special Committee’s report to our Board of Directors. Please also note that the financial information contained in this Current Report does not take into account the effects of our highly likely restatement. We have specified those line items which would likely be affected by such restatement, should such restatement be required. We do not believe that any restatement would have an impact on our historical revenues, cash position or non-stock option related operating expenses.

Overview of Second Quarter Financial Results

We are the leading provider of business technology optimization (BTO) software and services. BTO software helps our customers align information technology (IT) and business goals while optimizing the quality, performance, and business availability of strategic software applications and systems. We provide BTO offerings for application delivery, application management, and IT governance. These offerings are packaged in enterprise suites of software products and services called Mercury Optimization Centers. Mercury Optimization Centers are made up of integrated software, services, and best practices. Customers use our Mercury Optimization Centers to govern the priorities, processes and people of IT as well as test and manage the quality and performance of business-critical applications.

We have aligned our enterprise software business model with the way we believe customers want to license and deploy enterprise software today. We believe our customers value a choice of perpetual, term, or subscription software licenses. Customers have the choice between running software in-house or having software delivered as a hosted or managed service. Mercury’s enterprise software business model enables our customers to license the right software, for the right period of time, and have it deployed the right way—while giving Mercury the right financial incentives to expand and/or renew our relationships with customers.

To understand our financial results, it is important to understand our business model and its impact on the condensed consolidated statement of operations and the condensed consolidated balance sheet. We continue to offer many of our products on a perpetual and subscription license basis. Some of these types of contracts are required to be recorded initially as deferred revenue in the condensed consolidated balance sheet and then recognized in subsequent periods over the term of the contract as subscription revenue in our condensed consolidated statement of operations (see below under Business Model). Therefore, to understand the full growth of our business, one must look at both revenue and the change in deferred revenue.

Business Model

Revenue consists of fees for the license and subscription of our software products, maintenance fees, and professional service fees. License revenue consists of license fees charged for the use of our products under perpetual or multiple-year arrangements in which the license fee is separately determinable from undelivered items such as maintenance and/or professional services based on vendor-specific objective evidence (VSOE) of fair market value. Subscription revenue, including managed service revenue, represents fees to use one or more software products and to receive maintenance support (such as customer support and product updates) for a limited period of time. Since subscription licenses include bundled products and services, which are sold as a combined offering and for which the fair value of the license fee is not separately determinable from maintenance, both product and service revenues are generally recognized over the term of the subscription. Maintenance revenue consists of fees charged for post-contract customer support, which are determinable based upon substantive renewal rates quoted in the contracts and, in the absence of stated renewal rates, upon the fair market value established by separate sales of renewals to customers. Professional service revenue consists of fees charged for product training and consulting services, the fair value of which is determinable based upon separate sales of these services to customers without the bundling of licenses and other services. If fair value is not established for an undelivered element such as maintenance and professional services, all revenue from the arrangement is recognized over the longer of the subscription term or service term period. Payments for license and subscription of our software products and maintenance services are generally due within 30-60 days of the invoice date, are made in advance, and are nonrefundable. Payments for professional services are generally due within 30-60 days of the invoice date, are made in advance or after delivery of services, and are nonrefundable.

Due to the different revenue recognition treatment of subscription and perpetual licenses under applicable accounting rules, each type of license has a different impact on our condensed consolidated financial statements. When a customer purchases a subscription license, the majority of the revenue will be recorded as deferred revenue in our condensed consolidated balance sheet. Our customers generally pay upfront for both perpetual and subscription licenses. The amount recorded as deferred revenue is equal to the portion of the subscription license fee that has been invoiced or paid but not recognized as revenue. Deferred revenue is reduced as revenue is recognized. Under perpetual licenses (and some multiple-year arrangements for which separate VSOE of fair value exists for undelivered elements), license revenue is recognized in the quarter in which the product is delivered, with only the remaining term of maintenance revenue recorded as deferred revenue. VSOE of fair value is established by the price charged when that element is sold separately. Therefore, an order for a subscription license, or a perpetual license bundled with a subscription license, will result in significantly lower current-period revenue than an equal-sized order under a perpetual license. Conversely, an order for a subscription license will result in higher revenues recognized in future periods than an equal-sized order for a perpetual license. Furthermore, if a perpetual license is sold within the same timeframe as a subscription-based license to the same customer, then generally the two become bundled together and the related revenue is recognized over the term of the contract.

Our product revenues in any given quarter are dependent upon the volume of perpetual license orders delivered during the current quarter, the amount of subscription revenue amortized from deferred revenue from prior quarters, and to a small degree, revenue recognized on subscription orders received during the current quarter. We set our revenue targets for any given period based, in part, upon an assumption that we will achieve a certain level of orders and a certain mix of perpetual licenses and subscription licenses. The mix of orders is subject to substantial fluctuation in any given quarter or multiple quarters and the actual mix of licenses sold affects the revenue we recognize in the period. If we achieve the targeted level of total orders, but are unable to achieve our targeted license mix, we may not meet our revenue targets (if we deliver more-than-expected subscription licenses) or we may exceed them (if we deliver more-than-expected perpetual licenses). If we achieve the targeted license mix, but the overall level of orders is below the target, then we may not meet our revenue targets. Conversely, if our overall level of orders is below the target, but our license mix is above our targets (if we deliver more-than-expected perpetual licenses), our revenues may still meet or even exceed our revenue targets. Our ability to achieve our revenue targets is also impacted by the mix of domestic and international sales and fluctuations in foreign currency exchange rates. If there is an increase in the value of other currencies relative to the U.S. dollar, our revenues and deferred revenues from international sales may be positively impacted. On the other hand, if there is a decrease in the value of other currencies relative to the U.S. dollar, our revenues and deferred revenues from international sales may be negatively impacted. In the second quarter of 2005, we did not achieve our targeted level of overall orders, especially in our Europe, the Middle East, and Africa geographic region, and our mix of licenses shifted to a higher amount of perpetual licenses than in the previous quarter. Further, there was a decrease in the value of certain other currencies relative to the U.S dollar which negatively impacted our deferred revenues from international sales.

Cost of license and subscription includes direct costs to produce and distribute our products, such as costs of materials, product packaging and shipping, equipment depreciation, production personnel, and outsourcing services. It also includes costs associated with our managed services business, including personnel-related costs, fees to providers of Internet bandwidth and the related infrastructure, and depreciation expense of managed services equipment. We have not separately presented the costs associated with license and subscription because these costs cannot be reasonably allocated between license and subscription cost of revenue. Cost of maintenance includes direct costs of providing customer support, largely consisting of personnel-related costs, and the cost of providing upgrades to our customers. Cost of professional services includes direct costs of providing product training and consulting, largely consisting of personnel-related costs and costs of outsourcing services. License and subscription, maintenance, and professional services costs also include allocated facility expenses and allocated IT infrastructure expenses. Cost of revenue also includes a portion of amortization expenses for intangible assets associated with our current products. These amortization expenses are recorded as “Cost of revenue—amortization of intangible assets” in our condensed consolidated statements of operations. Please note that all of the cost lines referred to in this paragraph do not take into account our highly likely restatement referred to above.

Costs associated with subscription licenses, which include the cost of products and services, are expensed as incurred over the subscription term. We defer a portion of our sales commission expense related to subscription licenses and maintenance contracts and amortize the expense over the term of the subscription or maintenance contract.

Financial Results

The following table sets forth, as a percentage of total revenues, certain condensed consolidated statements of operations data for the periods indicated. These operating results are not necessarily indicative of the results for any future periods.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
License fees	38%	38%	37%	38%
Subscription fees	22	22	22	22

Total product revenues	60	60	59	60
Maintenance fees	29	30	29	30
Professional service fees	11	10	12	10

Total revenues	100	100	100	100

Costs and expenses:
Cost of license and subscription	6	6	6	6
Cost of maintenance	2	3	2	2
Cost of professional services (excluding stock-based compensation)	11	9	11	9
Cost of revenue—amortization of intangible assets	1	2	1	2
Marketing and selling (excluding stock-based compensation)	43	48	43	48
Research and development (excluding stock-based compensation)	11	11	10	11
General and administrative (excluding stock-based compensation)	8	8	9	8
* Stock-based compensation	—	—	—	—
Integration and other related charges	—	1	—	1
Amortization of intangible assets	1	—	1	—
Loss on intangible and other assets	8	—	4	—
Excess facilities charge	—	6	—	3

Total costs and expenses	91	94	87	90

* Income from operations	9	6	13	10
Interest income	6	6	6	6
Interest expense	(3)	(3)	(3)	(3)
Other expense, net	(1)	(1)	(1)	(1)

Other income, net	2	2	2	2

* Income before provision for income taxes	11	8	15	12
* Provision for income taxes	2	1	3	2

* Net income	9%	7%	12%	10%

*	The amounts reflected for this line, for all periods presented, do not take into account the effects of the highly likely restatement.

Certain reclassifications have been made to the condensed consolidated statements of operations for the three and six months ended June 30, 2004 balances to conform to June 30, 2005 presentation, specifically the reclassification of certain amortization of intangible assets to cost of revenue. These reclassifications had an immaterial impact on the prior reported balances and no impact on total revenues, income from operations, or net income.

Revenues

The following table summarizes revenue from license fees, subscription fees, maintenance fees, and professional service fees for the periods indicated (in thousands, except percentages):

	Three months ended June 30,		Increase		Six months ended June 30,		Increase
	2005	2004	$	%	2005	2004	$	%
License fees	$79,389	$59,942	$19,447	32%	$150,100	$117,515	$32,585	28%
Subscription fees	45,348	34,628	10,720	31%	91,300	70,535	20,765	29%
Maintenance fees	59,848	48,143	11,705	24%	116,422	95,032	21,390	23%
Professional service fees	22,477	16,334	6,143	38%	48,002	32,771	15,231	46%

	$207,062	$159,047	$48,015	30%	$405,824	$315,853	$89,971	28%

License fees

For the three months ended June 30, 2005, the increase in license fee revenue was attributable to an increase of $9.7 million in license sales of application management products, an increase of $9.1 million in license sales of application delivery products, and an increase of $0.7 million in license sales of IT governance products.

For the six months ended June 30, 2005, the increase in license fee revenue was primarily attributable to an increase of $24.9 million in license sales of application delivery products and an increase of $11.1 million in license sales of application management products. The increase was partially offset by a decrease of $3.4 million in license sales of IT governance products.

Subscription fees

For the three months ended June 30, 2005, the increase in subscription fee revenue was attributable to an increase of $7.8 million in license sales of application management products, an increase of $2.2 million in license sales of application delivery products, and an increase of $0.7 million in license sales of IT governance products.

For the six months ended June 30, 2005, the increase in subscription fee revenue was attributable to an increase of $14.5 million in license sales of application management products, an increase of $4.5 million in license sales of application delivery products, and an increase of $1.8 million in license sales of IT governance products.

Maintenance fees

The increase in maintenance fee revenue for the three and six months ended June 30, 2005 was primarily attributable to renewals of existing maintenance contracts and sales of first year maintenance contracts for application delivery products and maintenance fees for IT governance products.

For the three months ended June 30, 2005, the increase in maintenance fee revenue was attributable to an increase of $8.8 million, $1.6 million, and $1.3 million in maintenance service contracts for application delivery products, IT governance products, and application management products, respectively.

For the six months ended June 30, 2005, the increase in maintenance fee revenue was attributable to an increase of $15.5 million, $3.5 million, and $2.4 million in maintenance service contracts for application delivery products, IT governance products, and application management products, respectively.

Professional service fees

For the three months ended June 30, 2005, the increase in professional service fee revenue was primarily attributable to an increase of $3.1 million in fees for service engagements related to application delivery products and an increase of $2.4 million fees for service engagements related to IT governance products. The increase was also attributable to an increase of $0.6 million associated with application management service engagements.

For the six months ended June 30, 2005, the increase in professional service fee revenue was primarily attributable to an increase of $8.2 million in fees for service engagements related to application delivery products and an increase of $5.6 million in fees for service engagements related to IT governance products. The increase was also attributable to an increase of $1.4 million associated with application management service engagements.

International revenues

International revenues include sales to customers located in countries in Europe, the Middle East, and Africa (EMEA), Asia Pacific (APAC), and Japan. International revenues also include sales to customers located in Brazil, Canada, and Mexico, which are included in the Americas geographic region. International revenues for the three months ended June 30, 2005, compared to the three months ended June 30, 2004, were affected favorably by a weakening of the U.S. dollar relative to other currencies, primarily the Euro and British Pound. Total revenues from international sales for the three months ended June 30, 2005 were $81.3 million, an increase of $17.7 million, or 28%, from $63.6 million for the three months ended June 30, 2004. The increase was primarily attributable to increased sales in EMEA of $10.4 million and APAC and Japan of $3.3 million, as well as fluctuations in foreign currency exchange rates of $2.9 million. International revenues represented 39% and 40% of our total revenues for the three months ended June 30, 2005 and 2004, respectively.

International revenues for the six months ended June 30, 2005, compared to the six months ended June 30, 2004, were affected favorably by a weakening of the U.S. dollar relative to other currencies, primarily the Euro and British Pound. Total revenues from international sales for the six months ended June 30, 2005 were $164.7 million, an increase of $41.0 million, or 33%, from $123.7 million for the six months ended June 30, 2004. The increase was primarily attributable to increased sales in EMEA of $23.1 million and APAC and Japan of $9.4 million, as well as fluctuations in foreign currency exchange rates of $6.7 million. International revenues represented 41% and 39% of our total revenues for the six months ended June 30, 2005 and 2004, respectively.

Cost of revenues and operating expenses

The following table summarizes cost of revenues for the periods indicated (in thousands, except percentages):

	Three months ended June 30,		Increase		Six months ended June 30,		Increase
	2005	2004	$	%	2005	2004	$	%
Cost of license and subscription	$11,715	$9,883	$1,832	19%	$22,584	$19,702	$2,882	15%
Cost of maintenance	4,520	3,952	568	14%	8,762	7,544	1,218	16%
Cost of professional services	23,013	14,855	8,158	55%	44,085	28,398	15,687	55%
Cost of revenue - amortization of intangible assets	2,506	2,402	104	4%	5,012	5,007	5	*

	$41,754	$31,092	$10,662	34%	$80,443	$60,651	$19,792	33%

Percentage of total revenues	20%	20%			20%	19%

*	Percentage is less than 0.5%

Cost of license and subscription

The increase in cost of license and subscription for the three and six months ended June 30, 2005 was primarily attributable to higher personnel-related costs as a result of a growth in headcount and an increase in royalty expenses, partially offset by a decrease in outsourcing expenses due to greater utilization of internal resources and a decrease in a reliance on external resources. To a lesser extent, the increase was also caused by additional allocated facility expenses and allocated IT infrastructure expenses mainly as a result of the lease for our headquarters.

For the three months ended June 30, 2005, personnel-related costs, royalty expenses, allocated IT infrastructure expenses, and allocated facility expenses increased by $1.1 million, $0.9 million, $0.3 million, and $0.1 million, respectively. The increase was partially offset by a reduction in outsourcing expenses of $0.7 million.

For the six months ended June 30, 2005, personnel-related costs, royalty expenses, allocated IT infrastructure expenses, and allocated facility expenses increased by $2.4 million, $1.4 million, $0.5 million, and $0.3 million, respectively. The increase was partially offset by a reduction in outsourcing expenses of $1.5 million.

Cost of maintenance

The increase of $0.6 million and $1.2 million in cost of maintenance for the three and six months ended June 30, 2005, respectively, was primarily due to higher personnel-related costs as a result of additional headcount to support our overall growth in business.

Cost of professional services

The increase in cost of professional services for the three and six months ended June 30, 2005 was primarily attributable to higher personnel-related costs as a result of a growth in headcount and an increase in outsourcing expenses. Outsourcing expenses increased due to a growth in our professional services and our increased effort to offer more training and consulting services to customers who license our products. The increase was also attributable to additional allocated facility expenses and allocated IT infrastructure expenses mainly as a result of the lease for our headquarters.

For the three months ended June 30, 2005, personnel-related costs and outsourcing expenses increased by $4.4 million and $2.7 million, respectively. Allocated IT facility expenses and allocated infrastructure expenses increased by $0.6 million and $0.5 million, respectively.

For the six months ended June 30, 2005, personnel-related costs and outsourcing expenses increased by $8.2 million and $5.9 million, respectively. Allocated facility expenses and allocated IT infrastructure expenses increased by $1.1 million and $0.8 million, respectively.

The following table summarizes operating expenses for the periods indicated (in thousands, except percentages):

	Three months ended June 30,		Increase/ (Decrease)		Six months ended June 30,		Increase/ (Decrease)
	2005	2004	$	%	2005	2004	$	%
Marketing and selling	$88,588	$76,248	$12,340	16%	$175,507	$150,211	$25,296	17%
Research and development	22,759	17,763	4,996	28%	41,589	35,049	6,540	19%
General and administrative	17,932	12,024	5,908	49%	35,270	24,269	11,001	45%
**Stock-based compensation	55	183	(128)	(70%)	172	392	(220)	(56%)
Integration and other related charges	—	1,131	(1,131)	(100%)	—	2,110	(2,110)	(100%)
Amortization of intangible assets	1,353	1,342	11	1%	2,706	2,677	29	1%
Loss on intangible and other assets	15,998	—	15,998	*	15,998	—	15,998	*
Excess facilities charge	—	9,178	(9,178)	(100%)	—	9,178	(9,178)	(100%)

	$146,685	$117,869	$28,816	24%	$271,242	$223,886	$47,356	21%

Percentage of total revenues	71%	74%			67%	71%

*	Percentage is not meaningful

**	The amounts reflected for this line, for all periods presented, do not take into account the effects of the highly likely restatement.

Marketing and selling

Marketing and selling expense consists of employee salaries and related costs, sales commissions, marketing programs, sales training, allocated facility expenses, and allocated IT infrastructure expenses. The increase in marketing and selling expense for the three and six months ended June 30, 2005 was primarily attributable to higher personnel-related costs due to a growth in headcount and higher commission expense as a result of an increase in revenues. The increase was also attributable to higher allocated facility expenses and allocated IT infrastructure expenses mainly as a result of the lease for our headquarters. The increase was partially offset by a decrease in spending on marketing programs.

For the three months ended June 30, 2005, personnel-related costs, commission expense, allocated IT infrastructure expenses, and allocated facility expenses increased by $7.9 million, $3.4 million, $1.4 million, and $1.0 million, respectively. The increase for the three months ended June 30, 2005 was partially offset by a decrease of $1.3 million in other sales and marketing related activities.

For the six months ended June 30, 2005, personnel-related costs, commission expense, allocated IT infrastructure expenses, and allocated facility expenses increased by $15.5 million, $4.8 million, $2.5 million, and $2.3 million, respectively. The increase for the six months ended June 30, 2005 was partially offset by a decrease of $0.7 million in other sales and marketing related activities.

Research and development

Research and development expense associated with the development of new products, enhancements of existing products, and quality assurance procedures consists of employee salaries and related costs, consulting costs, equipment depreciation, allocated facility expenses, and allocated IT infrastructure expenses.

For the three months ended June 30, 2005, the increase in research and development expense was primarily attributable to higher personnel-related costs of $3.2 million as a result of a growth in headcount. The increase was also attributable to higher allocated IT infrastructure expenses of $0.6 million and higher allocated facility expenses of $0.5 million. The increase in these allocated expenses was mainly as a result of the lease for our headquarters. The increase was also attributable to a devaluation of the U.S. dollar relative to the Israeli Shekel of $0.5 million as a substantial portion of our research and development expenses were incurred in Israeli Shekel.

For the six months ended June 30, 2005, the increase in research and development expense was primarily attributable to higher personnel-related costs of $3.7 million as a result of a growth in headcount. The increase was also attributable to higher allocated IT infrastructure expenses of $0.8 million and higher allocated facility expenses of $0.8 million. The increase in these allocated expenses was mainly as a result of the lease for our headquarters. The increase was also attributable to a devaluation of the U.S. dollar relative to the Israeli Shekel of $1.0 million as a substantial portion of our research and development expense was incurred in Israeli Shekel.

General and administrative

General and administrative expense consists of employee salaries and related costs associated with administration and management, allocated facility expenses, and allocated IT infrastructure expenses. It also consists of fees for audit, tax, legal, and consulting services with a significant portion related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

For the three months ended June 30, 2005, the increase in general and administrative expenses was primarily attributable to higher personnel-related costs of $3.0 million as a result of a growth in headcount. Additional expenses of $1.3 million were also incurred for tax and other consulting services, of which $0.5 million related to projects for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. For the three months ended June 30, 2005, the increase was also attributable to $0.9 million of legal and consulting service fees related to an informal inquiry initiated by the Securities and Exchange Commission (SEC) and an internal investigation conducted by a Special Committee relating to our past stock option grants. The Special Committee, consisting of disinterested members of the Audit Committee, was established by our Board of Directors in response to this informal inquiry by the SEC.

For the six months ended June 30, 2005, the increase in general and administrative expenses was primarily attributable to higher personnel-related costs of $5.3 million as a result of a growth in headcount. Additional expenses of $3.7 million were also incurred for tax and other consulting services, of which $1.5 million related to projects for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. For the six months ended June 30, 2005, the increase was also attributable to $0.9 million of legal and consulting service fees related to the informal inquiry initiated by the SEC and the Special Committee investigation as described above.

Integration and other related charges

Integration and other related charges for the three and six months ended June 30, 2004 were attributable to a milestone bonus plan related to certain research and development activities associated with the acquisition of Performant in 2003. The plan entitled each eligible employee to receive bonuses, in the form of cash payments, based on the achievement of certain performance milestones by applicable target dates. The commitment was earned over time as milestones were achieved and expensed as a charge to the condensed consolidated statement of operations. The final payments were made in the fourth quarter of 2004. Total payments made under the plan were $5.2 million.

Amortization of intangible assets

The increase in amortization of intangible assets was primarily due to a full period of amortization of intangible assets related to the acquisition of Appilog in July 2004.

Intangible assets are amortized on a straight-line basis over their useful lives or based on actual usage, whichever best represents the distribution of the economic value of the intangible assets.

The following table summarizes amortization of intangible assets related to our current products that are recorded as costs of revenue for the periods indicated (in thousands):

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Cost of license and subscription	$2,192	$2,148	$4,383	$4,498
Cost of maintenance	314	254	629	509

	$2,506	$2,402	$5,012	$5,007

Loss on intangible and other assets

Loss on intangible and other assets for the three and six months ended June 30, 2005 was related to our write-off of prepaid Motive royalties for $15.0 million, maintenance and support services associated with the technology licensed from Motive for $0.4 million, and an impairment loss associated with a technology purchased from Allerez for $0.6 million.

During the second quarter of 2005, as part of our review of our operational effectiveness and to better align our people, resources, and assets with our new business objectives, management decided to discontinue efforts to develop the technology we licensed from Motive. This decision to discontinue the development project triggered an impairment review of the prepaid Motive royalties of $15.0 million. The licensed technology was originally intended to be combined with our existing products, which were expected to be available in early 2006. Based upon management’s decision to discontinue development efforts of the Motive technology, combined with the fact that Motive-based products had not yet been available for sale, there are no projected revenues or cash flows associated with the Motive technology. Since we have determined that we have no alternative use for the licensed technology, the prepaid royalties were not recoverable and were charged to expense. In conjunction with the license agreement with Motive, we also have a commitment to pay an additional $0.4 million on December 31, 2005 for continued maintenance and support services for the Motive licensed technology for which we do not expect to realize any benefits. As such, we recorded a charge of $0.4 million in the second quarter of 2005 associated with this commitment.

The impairment loss associated with a technology purchased from Allerez was also attributable to our review of our operational effectiveness during the second quarter of 2005. In an effort to better align our people, resources, and assets with our new business objectives, management decided to discontinue selling products with the purchased technology. The related maintenance renewal offerings will also be discontinued. We estimated the fair value of the acquired technology using the discounted cash flow method. Based on our impairment review, we reduced the carrying value of the intangible asset to nil resulting in an impairment loss of $0.6 million.

Other income (expense)

The following table summarizes other income (expense) for the periods indicated (in thousands, except percentages):

	Three months ended June 30,		Increase/ (Decrease)		Six months ended June 30,		Increase
			in	in			in	in
	2005	2004	$	%	2005	2004	$	%
Interest income	$12,632	$9,803	$2,829	29%	$23,490	$19,063	$4,427	23%
Interest expense	(6,289)	(4,811)	1,478	31%	(12,152)	(9,622)	2,530	26%
Other expense, net	(1,454)	(1,640)	(186)	(11%)	(3,203)	(2,845)	358	13%

	$4,889	$3,352	$1,537	46%	$8,135	$6,596	$1,539	23%

Percentage of total revenues	2%	2%			2%	2%

Interest income

The increase in interest income was attributable to an improvement in the average yields of our investments during the three and six months ended June 30, 2005.

Interest expense

Interest expense for the three and six months ended June 30, 2005 and 2004 primarily consisted of interest expense associated with the interest rate swap and the 4.75% Convertible Subordinated Notes due July 2007 (2000 Notes) which we issued in July 2000. The increase in interest expense in the second quarter of 2005 was due to an increase in the London Interbank Offering Rate (LIBOR) associated with our interest rate swap agreement.

In 2002, we entered into an interest rate swap with Goldman Sachs Capital Markets, L.P. The interest rate swap is designated as an effective hedge of the change in the fair value attributable to the London Interbank Offering Rate (LIBOR) with respect to $300.0 million of our 2000 Notes. The objective of the swap is to convert the 4.75% fixed interest rate on the 2000 Notes to a variable interest rate based on the 3-month LIBOR plus 48.5 basis points. The interest rate swap qualifies for hedge accounting treatment in accordance with Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities and the related amendment.

Other expense, net

Other expense, net primarily consists of net gains or losses on investments in non-consolidated companies and a warrant to purchase common stock of Motive, amortization of debt issuance costs associated with the issuance of our Zero Coupon Senior Convertible Notes due 2008 (2003 Notes) and 2000 Notes, and foreign currency gains or losses.

The increase in other expense, net for the six months ended June 30, 2005, was primarily attributable to an increase in foreign currency loss from remeasurement of intercompany balances of $1.2 million, partially offset by a gain on investment of $1.0 million.

Second Quarter Un-audited Financial Statements

The following un-audited financial statements are those included in our press release dated July 28, 2005, and do not take into account the effects of our highly likely restatement described above.

MERCURY INTERACTIVE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
License fees	$79,389	$59,942	$150,100	$117,515
Subscription fees	45,348	34,628	91,300	70,535

Total product revenues	124,737	94,570	241,400	188,050
Maintenance fees	59,848	48,143	116,422	95,032
Professional service fees	22,477	16,334	48,002	32,771

Total revenues	207,062	159,047	405,824	315,853

Costs and expenses:
Cost of license and subscription	11,715	9,883	22,584	19,702
Cost of maintenance	4,520	3,952	8,762	7,544
Cost of professional services	23,013	14,855	44,085	28,398
Cost of revenue—amortization of intangible assets	2,506	2,402	5,012	5,007
Marketing and selling	88,588	76,248	175,507	150,211
Research and development	22,759	17,763	41,589	35,049
General and administrative	17,932	12,024	35,270	24,269
* Stock-based compensation	55	183	172	392
Integration and other related charges	—	1,131	—	2,110
Amortization of intangible assets	1,353	1,342	2,706	2,677
Loss on intangible and other assets	15,998	—	15,998	—
Excess facilities charge	—	9,178	—	9,178

* Total costs and expenses	188,439	148,961	351,685	284,537

* Income from operations	18,623	10,086	54,139	31,316
Other income, net	4,889	3,352	8,135	6,596

* Income before provision for income taxes	23,512	13,438	62,274	37,912
* Provision for income taxes	4,883	1,827	12,206	7,393

* Net income	$18,629	$11,611	$50,068	$30,519

* Net income per share (basic)	$0.21	$0.13	$0.58	$0.33

* Adjusted net income per share (diluted)	$0.19	$0.11	$0.51	$0.29

Weighted average common shares (basic)	86,767	92,448	86,247	91,949

Weighted average common shares and equivalents (diluted)	99,779	107,910	99,589	107,679

Reconciliation of Net Income to Adjusted Net Income for Diluted Net Income per Share Calculation:
* Net income	$18,629	$11,611	$50,068	$30,519
Debt expense, net of tax	360	359	717	717

* Adjusted net income for diluted net income per share calculation	$18,989	$11,970	$50,785	$31,236

*	The amounts reflected for this line, for all periods presented, do not take into account the effects of the highly likely restatement.

MERCURY INTERACTIVE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$717,914	$182,868
Short-term investments	173,155	447,453
Trade accounts receivable, net	181,225	224,011
* Deferred tax assets, net	10,140	10,140
Prepaid expenses and other assets	61,611	76,382

* Total current assets	1,144,045	940,854
Long-term investments	421,573	508,120
Property and equipment, net	79,268	78,415
Investments in non-consolidated companies	12,899	13,031
Debt issuance costs, net	9,404	11,258
Goodwill	395,439	395,439
Intangible assets, net	30,086	38,452
Restricted cash and investment	6,373	6,000
Interest rate swap	1,465	4,832
Other assets	23,256	23,549

* Total assets	$2,123,808	$2,019,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,774	$20,008
Accrued liabilities	114,342	128,997
* Income taxes, net	78,760	65,578
Short-term deferred revenue	319,925	312,115

* Total current liabilities	526,801	526,698
Convertible notes	801,104	804,483
Long-term deferred revenue	95,545	102,205
Long-term deferred tax liabilities, net	606	3,192
Other long-term payables, net	3,851	2,386

* Total liabilities	1,427,907	1,438,964

Stockholders’ equity:
Common stock	174	170
* Additional paid-in capital	655,648	599,976
Treasury stock	(348,249)	(348,249)
Notes receivable from issuance of common stock	(2,851)	(4,173)
* Unearned stock-based compensation	(395)	(608)
Accumulated other comprehensive loss	(5,546)	(13,182)
* Retained earnings	397,120	347,052

* Total stockholders’ equity	695,901	580,986

* Total liabilities and stockholders’ equity	$2,123,808	$2,019,950

*	The amounts reflected for this line, for all periods presented, do not take into account the effects of the highly likely restatement.

MERCURY INTERACTIVE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
* Net income	$18,629	$11,611	$50,068	$30,519
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,051	5,177	11,875	10,092
Sales reserve	1,142	(479)	1,746	(242)
Unrealized loss (gain) on interest rate swap	10	62	(11)	18
Amortization of intangible assets	3,859	3,744	7,718	7,684
* Stock-based compensation	55	183	172	392
Loss (gain) on investments in non-consolidated companies	(141)	—	(4)	455
Loss on intangible and other assets	15,998	—	15,998	—
Loss (gain) on disposals of assets	(1)	—	(302)	275
Gain on sale of available-for-sale investment	(4)	(336)	(4)	(336)
Gain on investment	—	—	(994)	—
Unrealized loss (gain) on warrant	166	(60)	303	(392)
Facilities impairment	—	9,178	—	9,178
* Tax benefit from employee stock options	—	1,592	—	1,592
* Deferred income taxes	(1,302)	(1,707)	(2,585)	(2,992)
Changes in assets and liabilities, net of effect of acquisitions:
Trade accounts receivable	(3,671)	(21,959)	36,768	(4,306)
Prepaid expenses and other assets	(10,258)	(7,073)	(5,139)	(8,580)
Accounts payable	(3,138)	(325)	(5,925)	646
Accrued liabilities	7,975	14,650	(13,523)	5,128
* Income taxes	6,504	(788)	13,200	5,239
Deferred revenue	4,445	26,662	8,983	46,657
Other long-term payables	1,393	1,001	1,466	2,057

Net cash provided by operating activities	47,712	41,133	119,810	103,084

Cash flows from investing activities:
Maturities of investments	797,123	117,324	1,104,132	280,905
Purchases of held-to-maturity investments	(783,101)	(145,346)	(1,080,548)	(332,592)
Proceeds from sale of available-for-sale investments	35,617	342,981	394,093	599,681
Purchases of available-for-sale investments	—	(322,768)	(62,375)	(657,797)
Decrease in restricted cash, net	5,840	—	5,840	—
Distribution from investment in non-consolidated company	958	—	958	—
Proceeds from return on investment in non-consolidated company	—	—	350	1,525
Purchases of investments in non-consolidated company	(375)	(750)	(1,125)	(1,500)
Cash paid in conjunction with the acquisition of Kintana	—	(93)	—	(163)
Net proceeds from sale of assets and vacant facilities	3	103	4,861	2,640
Acquisition of property and equipment, net	(3,481)	(8,748)	(11,168)	(19,280)

Net cash provided by (used in) investing activities	52,584	(17,297)	355,018	(126,581)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock option and employee stock purchase plans	14,944	24,375	56,320	66,918
Collection of notes receivable from issuance of common stock	—	1,287	650	1,436

Net cash provided by financing activities	14,944	25,662	56,970	68,354

Effect of exchange rate changes on cash	2,784	219	3,248	8

Net increase in cash and cash equivalents	118,024	49,717	535,046	44,865
Cash and cash equivalents at beginning of period	599,890	123,119	182,868	127,971

Cash and cash equivalents at end of period	$717,914	$172,836	$717,914	$172,836

*	The amounts reflected for this line, for all periods presented, do not take into account the effects of the highly likely restatement.

Item 3.01: Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 12, 2005, we issued a press release, attached to this Current Report on Form 8–K as Exhibit 99.1, reporting that we received a letter on August 11, 2005 from The Nasdaq Stock Market indicating that as a result of our failure to file with the Securities and Exchange Commission our Quarterly Report on Form 10–Q for the fiscal quarter ended June 30, 2005, we are not in compliance with the NASDAQ requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires us to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.

We have appealed the NASDAQ Staff’s determination by requesting a hearing before the Nasdaq Listing Qualifications Panel, which request has been granted. The appeal has automatically stayed the delisting of MERQ common stock pending the Panel’s review and determination. Until the Panel issues a determination and the expiration of any exception granted by the Panel, Mercury’s common stock will continue to be traded on The Nasdaq National Market.

Although we are fully cooperating with the Special Committee so that the Special Committee may finalize its investigation and we may complete our Form 10-Q, there can be no assurance that the Panel will grant our request for an extension that would allow the continued listing of our common stock on The Nasdaq Stock Market until we file our Form 10-Q for the quarter ended June 30, 2005 with the Securities and Exchange Commission.

Item 8.01.	Other Events.

The information disclosed in Item 2.02 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is furnished herewith:

99.1	Press release dated August 12, 2005

This exhibit is furnished with this Current Report on Form 8–K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this report and irrespective of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2005	MERCURY INTERACTIVE CORPORATION

	By:	/s/ DOUGLAS P. SMITH
	Name:	Douglas P. Smith
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
The following exhibit is furnished herewith:

99.1	Press release dated August 12, 2005